Exhibit 10.1

Execution Copy

Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into as of June 24, 2017, by and between Linda Palczuk (the “Executive”) and Osiris Therapeutics, Inc., a Maryland corporation (“Osiris” or the “Company”).

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1.         Term. The Executive’s employment hereunder shall be effective as of July 10, 2017 (the “Effective Date”).  The initial term (the “Initial Term”) will begin on the Effective Date and continue until December 31, 2017; provided that, on December 31, 2017 and December 31 of each year thereafter until (and including) December 31, 2019 (each instance being a “Renewal Date”), the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the Agreement at least 30 days’ prior to the applicable Renewal Date (meaning by or before November 30 of the then-current calendar year). The period during which the Executive is employed by the Company hereunder and this Agreement is in effect is hereinafter referred to as the “Employment Term.”  In no event shall the Employment Term continue past December 31, 2020, except through an amendment to this Agreement signed by each of the Company and the Executive.

2.         Position and Duties.

2.1.                            Position. During the Employment Term, the Executive shall serve as the President and Chief Executive Officer of the Company, reporting to the Board of Directors of the Company (the “Board”). In such position, the Executive shall have such duties, authority, and responsibility as defined by the Company’s Bylaws and as shall be determined from time to time by the Board.  The Executive will stand for election to the Board at the next shareholders’ meeting, and if requested, will also serve as a member of the Board or as an officer or director of any affiliate of the Company for no additional compensation.

2.2.                            Duties. During the Employment Term, the Executive shall devote substantially all of her business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board. Notwithstanding the foregoing, the Executive will be permitted to (a) act or serve as a director, trustee, or committee member of any non-profit, civic, or charitable organization, as long as such activities are disclosed in writing to the Company’s General Counsel in accordance with the Company’s Conflict of Interest Policy, with a copy of such notice to the Chairman of the Board, and (b) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (a) and (b) do not interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 2 hereof.

3.         Place of Performance. The principal place of Executive’s employment shall be the Company’s principal executive office currently located in 7015 Albert Einstein Drive, Columbia, MD 21046; provided that, the Executive may be required to travel on Company business during the Employment Term.

4.         Compensation.

4.1.                            Base Salary. The Company shall pay the Executive an annual rate of base salary of at least $450,000 in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive’s base salary shall be reviewed at least annually by each of the Board and the Compensation Committee of the Board (the “Compensation Committee”) and may be increased in their sole discretion. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.

4.2.                            Annual Bonus.  For each calendar year of the Employment Term (and pro rata for the Initial Term), the Executive shall be eligible to receive an annual performance-based cash bonus of up to 44.44% of the Executive’s Base Salary for the relevant calendar year of the Employment Term (the “Annual Bonus”). The amount and terms of any Annual Bonus shall be certified by the Compensation Committee and the Board, and shall be based on the satisfaction of the performance goals established by the Compensation Committee and the Board in consultation with the Executive.  Beginning with calendar year 2018, the performance goals established by the Compensation Committee and the Board in consultation with the Executive shall be established by

March 31 of the calendar year to which the bonus relates.  The Board and the Compensation Committee agree to consider in good faith an Annual Bonus of greater than 44.44% in any year in which the established performance goals are materially exceeded.  Except as otherwise provided in this Agreement, the Executive must remain employed with the Company through the end of a calendar year in order to be eligible to receive an Annual Bonus for such calendar year.  Any Annual Bonus earned by the Executive shall be payable as soon as practicable after the end of the applicable calendar year but not later than March 15 after the end of such calendar year.

4.3.                            Equity Awards.  In consideration of the Executive entering into this Agreement and as an inducement to join the Company, on the Effective Date, the Company will grant the Executive an initial stock option grant to purchase 25,000 shares of Company stock.  The exercise price will be based on the closing stock price on the last business day prior to the Effective Date.  These stock options will carry a ten year term and will vest ratably over a four year period, beginning on the first annual anniversary of the Effective Date.  These options must be exercised using the “net exercise” (also referred to as “cashless”) method, under which (if and when Executive elects to exercise options) the Company will withhold a number of shares (as required to cover both the exercise price and applicable taxes) and issue the net remaining shares in Executive’s name. All other terms and conditions of such awards shall be governed by the terms and conditions of the Company’s equity compensation plan and the Company’s template stock option grant agreement, documenting this grant and related terms (consistent with the Company’s equity compensation plan).

4.4.                            Long-Term Cash/Equity Incentive Plan.  Executive will be entitled to participate in a long-term cash/equity incentive plan, to be designed by the Compensation Committee (and subject to Board approval) and to be effective by no later than January 1, 2018.  The Company’s Compensation Committee will reasonably consider Executive’s input and recommendations regarding the structure and operation of the long-term cash/equity incentive plan, but the eventual structure and operation of the long-term cash/equity incentive plan will remain within the sole and absolute discretion of the Compensation Committee and the Board.  Upon adoption of the long-term cash/equity incentive plan, Executive will be entitled to receive cash and/or equity grants as determined by the Board and the Compensation Committee (or pro-rata portion thereof, in the event Executive is employed only part of any given calendar year).

4.5.                            Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company in effect from time to time.

4.6.                            Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in the employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.7.                            Paid Time-Off.  During the Employment Term, the Executive shall be entitled to accrue paid-time-off in accordance with the Company’s employee paid-time-off policies, as in effect from time to time, with the exception that Executive will be entitled to accrue up to 25 days of paid-time-off (otherwise subject to the Company’s standard rules regarding rate of accrual use, etc.).

4.8.                            Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures in effect from time to time.  During such time as the Executive’s Base Salary is less than $500,000, the Company agrees to provide Executive with a fully-furnished one-bedroom apartment (including utilities) within the vicinity of the Company’s headquarters for the Executive’s personal use, for a monthly rent not to exceed $3,500 per month.

4.9.                            Indemnification.  As provided by the Company’s Bylaws and Charter, in the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative or otherwise (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, to the maximum extent permitted by applicable law in effect from time to time, (a) the Executive shall be indemnified by the Company in connection with any such Proceeding, and (b) the Company shall pay or reimburse reasonable expenses of the Executive in advance of final disposition of such Proceeding, subject to the execution by the Executive of an undertaking in customary form in favor of the Company which obligates the Executive to repay such expenses to the Company if it is ultimately determined that the Executive has not met the required standard under applicable law, or if advancement of expenses or indemnification is otherwise prohibited by applicable law.  This Section 4.9 shall survive any expiration or termination of this Agreement.

4.10.                     Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation (other than Base Salary), paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy required to be adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).  For the avoidance of doubt, nothing in this Section 4.10 shall be deemed to apply to any conduct or actions by the Company occurring prior to the Effective Date.

5.         Termination of Employment. The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason. Upon termination or non-renewal of the Executive’s employment, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1.                            Expiration of the Term, for Cause, or Without Good Reason.

(a)                                 If the Executive’s employment is terminated by Executive by electing non-renewal of the Agreement (in accordance with Section 1), by the Company for Cause, or by the Executive without Good Reason, the Executive shall be entitled to receive:

(i)                                     any accrued but unpaid Base Salary and accrued but unused paid-time-off which shall be paid on the pay date with the following payroll immediately following the Termination Date (as defined below) in accordance with the Company’s customary payroll procedures;

(ii)                                  reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iii)                               such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as provided at Section 5 below.

Items 5.1(a)(i) through 5.1(a)(iii) are referred to herein collectively as the “Accrued Amounts”.

(b)                                 For purposes of this Agreement, “Cause” shall mean:

(i)                                     the Executive’s material failure to perform her duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii)                                  the Executive’s willful or grossly negligent failure to comply with any valid and legal directive of the Board;

(iii)                               the Executive’s engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates;

(iv)                              the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company;

(v)                                 the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs the Executive’s ability to perform services for the Company or results in material/reputational or financial harm to the Company or its affiliates;

(vi)                              Executive’s debarment or exclusion from participating in the Federal health care programs as defined in 42 USC § 1320a-7b(f) (the “Federal health care programs”), conviction of a criminal offense related to the provision of health care items or services, or falling under investigation or otherwise subject to circumstances which may result in Executive being excluded from participation in the Federal health care programs;

(vii)                           the Executive’s willful unauthorized disclosure of Confidential Information (as defined below);

(viii)                        the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company;

(ix)                              any material failure by the Executive to comply with the Company’s written policies or rules, as they may be in effect from time to time during the Employment Term; or

(x)                                 a breach of the Company’s Confidentiality, Non-Competition, and Invention Agreement.

Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

The Company cannot terminate the Executive’s employment for Cause pursuant to Sections 5.1(b)(i), 5.1(b)(ii), 5.1(b)(viii), 5.1(b)(ix) or 5.1(b)(x) unless the Company has provided written notice to the Executive of the existence of the circumstances providing grounds for termination for Cause within 90 days of the Board’s knowledge of initial existence of such grounds and the Executive has had at least 30 days from the date on which such notice is provided to cure such circumstances, to the extent such acts can be cured in the reasonable discretion of the Board.  If the Company does not terminate the Executive’s employment for Cause within 90 days after the Board’s knowledge of the first occurrence of the applicable grounds, then the Company will be deemed to have waived its right to terminate for Cause with respect to such grounds.

(c)                                  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive’s written consent:

(i)                                     a material reduction in the Executive’s authority, duties or responsibilities as Chief Executive Officer and President;

(ii)                                  a reduction in the Executive’s Base Salary or a material reduction in the Executive’s Annual Bonus or overall compensation;

(iii)                               a relocation of the Company’s headquarters to a location more than fifty miles from the Company’s current headquarters at 7015 Albert Einstein Drive, Columbia, MD 21046;

(iv)                              any material breach by the Company of any material provision of this Agreement, or any material provision of any other agreement between the Executive and the Company; or

(v)                                 the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law.

The Executive cannot terminate her employment for Good Reason unless she has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 90 days of her knowledge of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate her employment for Good Reason within 90 days after her knowledge of the first occurrence of the applicable grounds, then the Executive will be deemed to have waived her right to terminate for Good Reason with respect to such grounds.

5.2.                            Non-Renewal by the Company; Without Cause; for Good Reason.

(a)                                 The Employment Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause, or on account of the Company’s decision not to renew the Agreement in accordance with Section 1 (including, for the avoidance of doubt, the Company’s decision not to enter into an amendment to extend this Agreement or enter into a new agreement with the Executive after this Agreement’s expiration on December 31, 2020). In the event of such termination, and subject to the Executive’s compliance with Section 6, Section 7, and Section 8 of this Agreement and her execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a customary form provided by the Company (the “Release”), the Executive shall be entitled to receive the Accrued Amounts and the following: (i) if terminated before the first anniversary of the Effective Date, Executive will be entitled to (A) all Accrued Amounts, (B) six (6) months of Base Salary (and a pro-rata portion of the Annual Bonus that the Executive would be entitled to receive if the Executive remained at the Company through the end of the then current calendar year) as severance and (C) such employee benefits (excluding equity compensation but including medical and other insurance), if any, to which the Executive may be entitled under the Company’s Employee Benefit Plans had Executive remained an employee of the Company during the one year period following Executive’s termination (the “Extended Benefits”); and (ii) if terminated following the first anniversary of the Effective Date, Executive will be entitled to (A) all Accrued Amounts, (B) twelve (12) months of Base Salary (and a pro-rata portion of the Annual Bonus that the Executive would be entitled to receive if the Executive remained at the Company through the end of the then current calendar year) as severance and (C) all Extended Benefits; and (iii) if terminated following the eighteen month anniversary of the Effective Date and the Executive has not been awarded an Annual Bonus pursuant to Section 4.2 for two consecutive calendar years (including 2017 if applicable) due to the failure to achieve the performance goals established by the Compensation Committee and the Board, Executive will be entitled to (A) all Accrued Amounts, (B) six (6) months of Base Salary (and a pro-rata portion of the Annual Bonus that the Executive would be entitled to receive if the Executive remained at the Company through the end of the then current calendar year) as severance and (C) all Extended Benefits.

(b)                                 Severance in the form of continuation of Base Salary will be paid on a monthly basis, in accordance with the Company’s ordinary payroll practices, beginning with the first payroll date following the expiration of the revocation period set forth in the Release, with the first such payment to include all payments that would have been made but for the provisions of this sentence, and provided that if the consideration period for the Release spans two calendar years, payment will be made in the second calendar year.  Severance in the form of pro-rated Annual Bonus will be paid at the same time as employees generally, subject to the execution and non-revocation of the Release.  For the sake of clarity, the Executive must sign the Release and the revocation period set forth in the Release must expire no later than 60 days from the Executive’s Termination Date (defined herein) in order for the Executive to be eligible for the severance in Section 5.2(a), other than the Accrued Amounts.

(c)                                  The treatment of any outstanding equity awards (if any) shall be determined in accordance with the terms of the Company’s equity compensation plan.

5.3.                            Death or Disability.

(a)                                 The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Employment Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability.

(b)                                 For purposes of this Agreement, “Disability” shall mean that the Executive is entitled to receive long-term disability benefits under the Company’s long-term disability plan, or if there is no such plan, the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of her job, with or without reasonable accommodation, for one hundred twenty (120) consecutive days; provided however, in the event that the Company temporarily replaces the Executive, or transfers the Executive’s duties or responsibilities to another individual on account of the Executive’s inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then the Executive’s employment shall not be deemed terminated by the Company and the Executive shall not be able to resign with Good Reason as a result thereof. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

5.4.                            Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 21. The Notice of Termination shall specify:

(a)                                 The termination provision of this Agreement relied upon;

(b)                                 To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(c)                                  The applicable Termination Date.

5.5.                            Termination Date. The Executive’s “Termination Date” shall be:

(a)                                 If the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;

(b)                                 If the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;

(c)                                  If the Company terminates the Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;

(d)                                 If the Company terminates the Executive’s employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than 30 days following the date on which the Notice of Termination is delivered; provided that, the Company shall have the option to provide the Executive with a lump sum payment equal to 30 days’ Base Salary in lieu of such notice, which shall be paid in a lump sum on the first payroll date following the Executive’s Termination Date and for all purposes of this Agreement, the Executive’s Termination Date shall be the date on which such Notice of Termination is delivered;

(e)                                  If the Executive terminates her employment hereunder with or without Good Reason, the date specified in the Executive’s Notice of Termination, which shall be no less than 45 days following the date on which the Notice of Termination is delivered; provided that, the Company may waive all or any part of the 45 day notice period for no consideration by giving written notice to the Executive and for all purposes of this Agreement, the Executive’s Termination Date shall be the date determined by the Company; and

(f)                                   If the Executive’s employment hereunder terminates because either party provides notice of non-renewal pursuant to Section 1, the Renewal Date immediately following the date on which the applicable party delivers notice of non-renewal.

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a “separation from service” within the meaning of Section 409A.

5.6.                            Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

5.7.                            Section 280G.

(a)                                 If any of the payments or benefits received or to be received by the Executive constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 5.7, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such 280G Payments shall be reduced in a manner determined by the Company (by the minimum possible amounts) that is consistent with the requirements of Section 409A until no amount payable to the Executive will be subject to the Excise Tax. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis.

(b)                                 All calculations and determinations under this Section 5.7 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5.7, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 5.7. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

6.         Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall reasonably cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate reasonably agreed to by the Company and the Executive and based on the Base Salary of the Executive in the calendar year of termination.

7.         Confidential Information; Non-Compete; Invention Assignment. The Executive understands and acknowledges that during the Employment Term, she will have access to and learn about Confidential Information, as defined in the Company’s Confidentiality, Non-Competition, and Invention Agreement, which Executive agrees to execute concurrent herewith and the terms of which are incorporated herein by reference.

8.         Non-Disparagement. The Executive agrees and covenants that she will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties.  This Section 8 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Company’s General Counsel.  Nothing in this Agreement or any other Agreement between the Executive and the Company, restricts or prohibits the Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.  The Executive does not need the prior authorization of the Company to engage in such conduct, and the Executive does not need to notify the Company that the Executive has engaged in such conduct.

9.         Acknowledgement. The Executive acknowledges and agrees that the services to be rendered by her to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of the Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement (including but not limited to the non-competition covenant incorporated by reference in Section 7) are reasonable and reasonably necessary to protect the legitimate business interest of the Company.

10.  Remedies. In the event of a breach or threatened breach by the Executive of Section 7 or Section 8 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

11.  Policies and Procedures.  Executive agrees to comply with the Company’s policies and procedures as may be in effect or adopted or modified from time to time, including but not limited to the Code of Business Conduct, the Code of Conduct, the Code of Ethics for Interactions with Healthcare Professionals, the Insider Trading Policy, the Anticorruption Policy, and the Conflicts of Interest Policy.  Upon (a) voluntary or involuntary termination of the Executive’s employment or (b) the Company’s request at any time during the Executive’s employment, the Executive shall (i) provide or return to the Company any and all Company property, whether physical or electronic, and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with her employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations, and media in the Executive’s possession or control.  Executive acknowledges that any changes to Company policies, procedures, employee benefits, fringe benefits, and similar systems must be approved by the Board.

12.  Publicity. The Executive hereby irrevocably consents to any and all uses and displays, by the Company and its agents, representatives and licensees, of the Executive’s name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, brochures, media, digital images, websites, or other advertising or publicity, at any time during or after the period of her employment by the Company, for all legitimate commercial and business purposes of the Company (“Permitted Uses”) without further consent from or royalty, payment, or other compensation to the Executive. The Executive hereby forever waives and releases the Company and its directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of her employment by the Company, arising directly or indirectly from the Company and its agents’, representatives’, and licensees’ exercise of their rights in connection with any Permitted Uses.

13.  Governing Law; Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Maryland without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the State of Maryland. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

14.  Entire Agreement. Unless specifically provided herein (e.g., Sections 7 and 11), this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

15.  Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Chairman of the Board. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege, unless otherwise expressly provided for in writing signed by both parties.

16.  Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

17.  Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

18.  Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

19.  Section 409A.

19.1.                     General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

19.2.                     Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with her termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

19.3.                     Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a)                                 the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b)                                 any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)                                  any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

20.  Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

21.  Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Osiris Therapeutics, Inc.
Attention: General Counsel
7015 Albert Einstein Drive
Columbia, MD 21046

Copy to:
Osiris Therapeutics, Inc.
Attention: Chairman of the Board
7015 Albert Einstein Drive
Columbia, MD 21046

If to the Executive:

Linda Palczuk
318 Twin Pond Drive
West Chester, PA  19382

22.  Representations of the Executive. The Executive represents and warrants to the Company that:

The Executive’s acceptance of employment with the Company and the performance of her duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which she is a party or is otherwise bound.

The Executive’s acceptance of employment with the Company and the performance of her duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

23.  Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

24.  Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

25.  Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT SHE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES

THAT SHE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HER CHOICE BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

OSIRIS THERAPEUTICS, INC.

		By:	/s/ Richard Skow

		Name:	Richard Skow

		Title:	General Counsel

EXECUTIVE

Signature:	/s/ Linda Palczuk

Print Name:	Linda Palczuk